CONTACT:
Brian Bonar, CEO
                                                                                                                                Dalrada Financial Corp.
                                                                                                                                9449 Balboa Avenue
San Diego, CA 92123
            (858) 277-5300
bbonar@dalrada.com
                                                Paul Knopick
E & E Communications
949/707-5365
pknopick@eandecommunications.com

DALRADA FINANCIAL CORPORATION ANNOUNCES TRANSFER OF
THE SOLVIS GROUP INTO QUIK PIX INC.

SAN DIEGO, CA, June 2, 2005 - (PR NEWSWIRE) - Dalrada Financial Corporation ( OTC BB: DRDF), which provides a variety of financial services to small and medium-sized businesses, today announced the transfer of The Solvis Group, its subsidiary, to Quik Pix, Inc. (OTC: QPIX), a public company and also a wholly owned subsidiary of Dalrada.

The Solvis Group includes a staffing company for call centers, a nursing staff company, and an imaging technology group. Quik Pix, Buena Park, Calif., is a premier visual marketing support firm providing a spectrum of services to produce fine color visuals and serving the worldwide needs of major corporate advertising customers and Internet users with its award-winning ColorBlind™ products. Its premier product is the patented PhotoMotion images™ which allows existing originals to create the illusion of movement, meaning three to five distinct images can be displayed from a lightbox.

The transaction will have no effect on Dalrada’s consolidated financial information. Dalrada’s ownership interest in Quik Pix as a result of the transfer increases from 83 to 84 percent.

“We have placed the solid management and marketing opportunities at The Solvis Group together with the excellent product offerings at Quik Pix and we believe the combination will result in increased synergistic development and will be positive for shareholder value,” said Brian Bonar, Chairman and CEO of Dalrada.

Dalrada Financial:
Dalrada Financial Corporation is headquartered in San Diego, California, and provides a number of professional services related to human resources for businesses. Dalrada provides a variety of innovative financial services to businesses, including comprehensive human resource administration and employee benefits such as health insurance, HSA savings plans, and 401(k) plans. Dalrada also offers debit card payroll accounts and payroll advances. These services enable small employers to offer benefits and services to their employees that are generally available only to large companies.
Information on the Company is available at http:// www.dalrada.com . A number of Dalrada's subsidiaries, including SourceOne Group(TM), a professional employer organization, provide a variety of personnel and human resources services to small to medium-sized businesses. Further information can be obtained at http:// www.sourceonegroupinc.com ..

About The Solvis Group
The Solvis Group includes M & M Nursing Services and Call CenterHR.

M & M Nursing Services, headquartered in Southfield, Mich., provides services to hospitals throughout the Metropolitan Detroit and San Antonio markets. The Company specializes in supplying nursing professionals to both hospitals and other health care facilities on a temporary/full time basis. In addition, due to its strong reputation in the health care market, M & M has expanded into the home health care industry. For more information visit the M & M Nursing Services website at www.mandmnursing.com.

Call CenterHR, headquartered in Jackson, Mich., is the leading provider of Human Resource solutions to the Call Center industry. With more than 700 employees located at facilities in Jackson and Johnstown, Penn., Call CenterHR specializes in providing cutting edge human resource solutions that allow its clients to run their operations more efficiently and effectively. As one of the largest employers in both markets, Call CenterHR provides its employees excellent opportunities for growth and development within the organization.

About Quik Pix Inc.
Established in 1982, Quik Pix is a premier visual marketing support firm. Located in Buena Park, Calif., Quik Pix provides a spectrum of services to produce fine color visuals, both digital and photographic, using state of the art technology. Its premier product, the patented PhotoMotion images™ multi-image transparencies, is a unique color medium that uses existing originals to create the illusion of movement and allows for three to five distinct images to be displayed with an existing lightbox. QPI visual marketing products are sold to a wide range of varied clientele including advertisers and their agencies. Information on the Company is available at its web site: www.colorvisuals.com . Quik Pix produces, develops, manufactures, licenses and distributes high-quality digital imaging, color management and color profiling solutions for everyone from major corporate customers to individuals using the Internet. It serves the worldwide needs of digital imaging with its award winning ColorBlind(TM) products www.color.com.

SAFE HARBOR:
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.